Exhibit 99.1

FINAL: For Release	Company Contact:
Ronald W. Ristau
President and
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. ANNOUNCES SECOND QUARTER AND SIX MONTH
2007 RESULTS

New York, NY — August 23, 2007 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 580 stores, today announced results for the second quarter ended August 4, 2007.

For the second quarter of fiscal year 2007, net sales increased 11.2% to $294.4 million, as compared to $264.9 million in the second quarter of fiscal year 2006.  Comparable store sales for the second quarter of fiscal year 2007 increased 4.7%, compared to a 4.0% decrease in the prior year second quarter. Net income in the second quarter of fiscal year 2007 was $3.5 million, or $0.06 per diluted share, inclusive of a loss of $0.03 per diluted share in the JasmineSola brand.  This compares to net income in the prior year period of $6.5 million, or $0.11 per diluted share, inclusive of a loss of $0.01 per diluted share in the JasmineSola brand. Earnings per share are based on fully diluted shares outstanding of 61.0 million for the second quarter of fiscal year 2007, compared to 59.9 million for the second quarter of fiscal year 2006.

For the six month period ended August 4, 2007, net sales increased 8.7% to $578.4 million, as compared to $532.0 million for the six months ended July 29, 2006. Comparable store sales for the six month period ended August 4, 2007 increased 1.7%, compared to a 6.7% decrease in the prior year period. Net income for the six month period ended August 4, 2007 was $4.3 million, or $0.07 per diluted share, inclusive of a loss of $0.10 per diluted share in the JasmineSola brand.  This compares to net income in the prior year period of $12.6 million, or $0.21 per diluted share, inclusive of a loss of $0.01 per diluted share in the JasmineSola brand. The JasmineSola loss of $0.10 per diluted share for the six months ended August 4, 2007 includes a loss of $0.05 per diluted share relating to costs associated with the completion of the Company’s arbitration proceeding in April and charges to liquidate inventory resulting from the loss of a JasmineSola lease and the resulting modification of the closeout inventory strategy. Earnings per share are based on fully diluted shares outstanding of 60.9 million for the six month period ended August 4, 2007, compared to 59.8 million for the six month period ended July 29, 2006.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “As we look ahead we expect continued growth in apparel and internet sales. We will be focused on improving our accessory assortment and launching our City Beauty line in November. Against these positive developments there remains continued uncertainty in consumer traffic and spending, and the potential for continuation of a highly promotional environment. We have therefore revised our third quarter and full year guidance to reflect a cautious outlook for sales and margins and will be conservatively planning our inventory positions. We clearly are not satisfied with this level of performance and will be working diligently to improve these results, however we believe this is the proper stance for the current environment.”

Guidance

The Company is introducing guidance for the third quarter and updating its full year guidance based on first and second quarter actual results as follows:

Third Quarter of Fiscal 2007

The Company’s outlook for earnings per diluted share in the third quarter of fiscal year 2007 is in the range of $0.01 to $0.06 based on 61.4 million fully diluted shares outstanding, compared to diluted earnings per share of $0.16 for the third quarter of fiscal year 2006 based on 60.0 million fully diluted shares outstanding.  The Company’s outlook for the third quarter of fiscal year 2007 includes comparable store sales growth in the low negative single-digit to low positive single-digit range.  The Company’s consolidated third quarter of fiscal year 2007 outlook is summarized as follows:

	Guidance range
	Low	High
New York & Company Brand	$0.03	$0.07
JasmineSola Brand	$(0.02)	$(0.01)
Consolidated Company	$0.01	$0.06

During the third quarter of fiscal 2007, the Company plans to open 20 to 26 stores and close two stores, ending the quarter with approximately 598 to 604 stores.

Fiscal Year 2007

The Company’s outlook for earnings per diluted share for fiscal year 2007 is in the range of $0.32 to $0.45 based on 61.3 million fully diluted shares outstanding.  This compares to the Company’s previous guidance range of $0.73 to $0.80 and compares to actual fiscal year 2006 earnings per diluted share of $0.77, inclusive of a loss of $0.04 in the JasmineSola brand, based on 60.0 million fully diluted shares outstanding.  The Company’s outlook for fiscal year 2007 includes comparable store sales growth in the flat to low single-digit range.  The Company’s consolidated outlook for the full fiscal year 2007 is summarized as follows:

	Revised guidance range		Previous guidance range
	Low	High	Low	High
New York & Company Brand	$0.47	$0.58	$0.85	$0.92
JasmineSola Brand	$(0.15)	$(0.13)	$(0.12)	$(0.12)
Consolidated Company	$0.32	$0.45	$0.73	$0.80

During fiscal year 2007, the Company plans to open 50 to 60 stores (of which 5-9 will be opening during the fourth quarter), close approximately 11 stores and remodel 25 to 30 stores, ending the year with 599 to 609 stores and approximately 3.4 million selling square feet in operation, with new stores representing 242,000 selling square feet.  Capital expenditures are estimated in the range of $75.0 million to $78.0 million.

Conference Call Information

A conference call to discuss the second quarter of fiscal year 2007 results is scheduled for today Thursday, August 23, 2007 at 8:00 am Eastern Daylight Time.  Investors and analysts interested in participating in the call are invited to dial (888) 562-3356 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on August 30, 2007 and can be accessed by dialing (877) 519-4471 and entering pin number 9133036.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 580 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended August 4, 2007	% of net sales	Three months ended July 29, 2006	% of net sales
Net sales	$294,402	100.0%	$264,858	100.0%

Costs of goods sold, buying and occupancy costs	215,571	73.2%	189,277	71.5%

Gross profit (a)	78,831	26.8%	75,581	28.5%

Selling, general and administrative expenses	72,759	24.7%	64,200	24.2%

Operating income	6,072	2.1%	11,381	4.3%

Interest expense, net of interest income	219	0.1%	477	0.2%

Income before income taxes	5,853	2.0%	10,904	4.1%

Provision for income taxes	2,354	0.8%	4,405	1.6%

Net income	$3,499	1.2%	$6,499	2.5%

Basic earnings per share	$0.06		$0.12
Diluted earnings per share	$0.06		$0.11

Weighted average shares outstanding:
Basic shares of common stock	58,262		55,656
Diluted shares of common stock	60,954		59,852

Selected operating data :
(Dollars in thousands, except square foot data)
Total net sales increase	11.2%	4.0%
Comparable store sales increase/(decrease)	4.7%	(4.0)%
Net sales per average selling square foot (b)	$88	$81
Net sales per average store (c)	$512	$496
Average selling square footage per store (d)	5,789	6,108

(a)             The 170 basis point decrease in gross profit was driven by a 30 basis point decrease resulting from the JasmineSola brand, and an 140 basis point decrease resulting from the New York & Company brand, which was primarily attributable to lower merchandise margins resulting from a shift in sales away from higher margin merchandise and increased markdowns.

(b)            Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(c)             Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(d)            Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended August 4, 2007	% of net sales	Six months ended July 29, 2006	% of net sales
Net sales	$578,364	100.0%	$531,995	100.0%

Costs of goods sold, buying and occupancy costs	421,090	72.8%	377,311	70.9%

Gross profit (a)	157,274	27.2%	154,684	29.1%

Selling, general and administrative expenses (b)	149,601	25.9%	132,684	25.0%

Operating income	7,673	1.3%	22,000	4.1%

Interest expense, net of interest income	480	0.1%	967	0.2%

Income before income taxes	7,193	1.2%	21,033	3.9%

Provision for income taxes	2,892	0.5%	8,477	1.5%

Net income	$4,301	0.7%	$12,556	2.4%

Basic earnings per share	$0.07		$0.23
Diluted earnings per share	$0.07		$0.21

Weighted average shares outstanding:
Basic shares of common stock	58,033		55,441
Diluted shares of common stock	60,911		59,798

Selected operating data :
(Dollars in thousands, except square foot data)
Total net sales increase	8.7%	1.4%
Comparable store sales increase/(decrease)	1.7%	(6.7)%
Net sales per average selling square foot (c)	$173	$163
Net sales per average store (d)	$1,015	$1,008
Average selling square footage per store (e)	5,789	6,108

(a)             The 190 basis point decrease in gross profit was driven by a 70 basis point decrease resulting from the JasmineSola brand, due in large part to charges to liquidate inventory resulting from the loss of a JasmineSola lease and the resulting modification of the closeout inventory strategy; and an 120 basis point decrease resulting from the New York & Company brand, which was primarily attributable to lower merchandise margins resulting from a shift in sales away from higher margin merchandise and increased markdowns.

(b)            Selling, general and administrative expenses include $3.3 million of expenses related to the JasmineSola arbitration proceeding.  Excluding these non-operating related expenses, selling, general and administrative expenses were 25.3% of net sales.

(c)             Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(d)            Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(e)             Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	August 4, 2007	February 3, 2007	July 29, 2006
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,749	$68,064	$36,888
Inventories, net (a)	122,765	110,088	102,526
Other current assets	49,143	36,710	42,205
Total current assets	199,657	214,862	181,619

Property and equipment, net	226,800	210,163	181,949
Goodwill	11,088	11,088	11,088
Intangible assets	32,053	32,053	32,053
Other assets	1,367	1,633	1,949
Total assets	$470,965	$469,799	$408,658
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$6,000	$6,000	$6,000
Accounts payable	67,661	66,631	68,944
Accrued expenses	52,463	61,982	49,770
Other current liabilities	2,540	10,285	3,593
Total current liabilities	128,664	144,898	128,307

Long-term debt, net of current portion	22,500	25,500	28,500
Deferred rent and other liabilities	72,681	58,602	52,810
Total liabilities	223,845	229,000	209,617

Total stockholders’ equity	247,120	240,799	199,041
Total liabilities and stockholders’ equity	$470,965	$469,799	$408,658

(a)          As a result of the 53rd week in fiscal year 2006, the Company’s current quarter end dates are shifted as compared to the prior year.  Total Company inventory at August 4, 2007 was $122.8 million, which is down compared to last year on a shifted basis by approximately 1.5% per average store.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Amounts in thousands)	Six months ended August 4, 2007	Six months ended July, 29 2006
Operating activities
Net income	$4,301	$12,556
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	19,115	15,651
Amortization of deferred financing costs	139	138
Share-based compensation expense	931	790
Deferred income taxes	(2,162)	(1,330)
Changes in operating assets and liabilities:
Accounts receivable	(4,071)	(8,400)
Inventories, net	(12,677)	7,130
Prepaid expenses	(7,410)	186
Accounts payable	1,030	(22,036)
Accrued expenses	(9,510)	(5,140)
Income taxes payable	(8,704)	587
Deferred rent	10,651	13,638
Other assets and liabilities	3,352	(1,849)
Net cash (used in) provided by operating activities	(5,015)	11,921

Investing activities
Capital expenditures	(35,638)	(38,057)
Net cash used in investing activities	(35,638)	(38,057)

Financing activities
Proceeds from public offering	—	2,294
Payment of offering costs related to public offering	—	(439)
Repayment of debt	(3,000)	(3,000)
Proceeds from exercise of stock options	162	840
Excess tax benefit from stock options	3,240	5,893
Other	(64)	—
Net cash provided by financing activities	338	5,588

Net decrease in cash and cash equivalents	(40,315)	(20,548)

Cash and cash equivalents at beginning of period	68,064	57,436
Cash and cash equivalents at end of period	$27,749	$36,888

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Store Count and Selling Square Footage
(Unaudited)

Fiscal Year 2007	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores remodeled during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	560	11	—	(2)	569
2nd Quarter (Actual)	569	14	14	(3)	580
3rd Quarter (Projected)	580	26	11	(2)	604
4th Quarter (Projected)	604	5	—	(4)	605

Fiscal Year 2007	Total selling square feet at beginning of the quarter	Selling square feet for stores opened during the quarter	Reduction of selling square feet for stores remodeled during the quarter	Reduction of selling square feet for stores closed during the quarter	Total selling square feet at end of the quarter
1st Quarter (Actual)	3,313,437	52,297	—	(13,263)	3,352,471
2nd Quarter (Actual)	3,352,471	58,167	(29,737)	(23,535)	3,357,366
3rd Quarter (Projected)	3,357,366	111,554	(14,995)	(13,760)	3,440,165
4th Quarter (Projected)	3,440,165	19,660	—	(28,144)	3,431,681